Exhibit 10.1

Sequa Corporation

Management Incentive Bonus Program

For

Corporate Executive Officers

(As Amended and Restated as of March 31, 2005)

SEQUA CORPORATION
MANAGEMENT INCENTIVE BONUS PROGRAM
FOR CORPORATE EXECUTIVE OFFICERS

GENERAL OVERVIEW

The purpose of implementing Sequa Corporation’s Management Incentive Bonus Program for Corporate Executive Officers (hereinafter, “MIBP”) is to improve the Company’s performance through the efforts of its Corporate Executive Officers responsible for the direction of its operating results.

A specific financial goal, the attainment of budgeted basic earnings per share from continuing operations, before discontinued operations, extraordinary items, and the cumulative effect of a change in accounting principle (“EPS”), will be established at the beginning of each plan year and the Corporate Executive Officers will be measured exclusively on achievement of that financial goal.  The Compensation Committee of the Board of Directors must certify in writing prior to the payment of any Corporate Executive Officers’ bonuses for a plan year that the required goals have been metfor that plan year.

PARTICIPANTS IN THE MIBP

The participants in this MIBP shall be the Executive Chairman, the Vice Chairman and Chief Executive Officer, and such other senior corporate officers of the Company as the Board of Directors shall designate from time to time.

TIME OF PARTICIPATION; FORFEITURE OF BONUS AWARD

In order to participate in the MIBP for a given year, a participant must be in an eligible position at the end of that plan year.

Any employee promoted or hired to a position included in the MIBP during a plan year will be eligible to participate in the MIBP on a pro-rated basis for that plan year.

The plan year is the calendar year.

Death, Disability, Retirement, voluntary resignation or termination of employment by the Company for any reason, subsequent to the end of a plan year (but prior to payout of bonus awards), shall not affect the eligibility of a participant (or his estate) for a bonus award under this MIBP if all other conditions have been met.

Death, Disability, Retirement or termination of employment by the Company other than for Cause, prior to the end of a plan year, shall require review of the specific case by the Compensation Committee of the Board of Directors (the “Compensation Committee”) to determine whether a bonus award is appropriate for a participant under this MIBP for such year.

Notwithstanding anything to the contrary set forth in this MIBP, a participant shall not be eligible to receive any bonus award (or portion thereof) if, prior to the end of a plan year: (a) he voluntarily resigns from the Company, or (b) his employment is terminated for Cause by the Company.

Any exception to the policies set forth in this Section III must be approved by the Compensation Committee.

DETERMINATION OF FINANCIAL GOALS FOR COMPANY AND OPERATIONS

Company Financial Goal

The Company financial goal for this MIBP shall be attainment of budgeted basic earnings per share from continuing operations, before discontinued operations, extraordinary items, and the cumulative effect of a change in accounting principle (the “Budgeted EPS”).

The amount of the Budgeted EPS shall be set during the first quarter of each year by the Executive Management Committee of the Company and shall be approved by the Compensation Committee.

The actual EPS attained shall be determined based upon the audited financial statements of the Company.

The determination of “Minimum”, “Par” and ”Outstanding” results for purposes of the Company’s financial performance respecting bonus awards payable under this MIBP shall be based upon attainment of Budgeted EPS as approved by the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) and certified by the Compensation Committee for each plan year.  “Minimum” shall mean attainment of 85% of Budgeted EPS; “Par” shall mean attainment of 100% of Budgeted EPS; and “Outstanding” shall mean attainment of 150% of Budgeted EPS.  Numbers shall be interpolated between categories on a straight-line arithmetic basis.

The foregoing percentage levels may be made more restrictive in any year by the Compensation Committee, but may not be made less restrictive without shareholder approval thereof.  The percentages applicable to any plan year shall be set forth on a separate document which shall be approved by the Compensation Committee.

For purposes of calculating the bonus awards payable under this MIBP, the following adjustments are to be made to either actual EPS or Budgeted EPS:

(a)        The Minimum, Par and Maximum Budgeted EPS targets shall be restated to exclude the impact businesses sold during the year to be on a basis consistent with reporting actual EPS.

(b)        Actual EPS shall be adjusted to remove the impact of businesses acquired during the year for post-acquisition periods to be on a basis consistent with the Budgeted EPS targets.

(c)        The Compensation Committee may adjust or modify the actual EPS or the Budgeted EPS targets under this MIBP in recognition of unusual or nonrecurring events affecting the Company or any business unit or the financial statements or results thereof or in response to changes in applicable laws, regulations, accounting principles or other circumstances deemed relevant by the Compensation Committee; provided, however, that no adjustment or modification to any performance measures or goals shall be authorized or made with respect to any award for any person expected to be a “covered employee” within the meaning of Section 162(m) of the Code if such adjustment or modification might, in the judgment of the Compensation Committee, cause the award to lose its qualification as performance-based compensation for purposes of Section 162(m) of the Code and the regulations thereunder.  In the case of any person expected to be a ”covered employee” within the meaning of Section 162(m) of the Code, the Committee shall have no discretion to increase the award that would otherwise be payable to such Participant pursuant to the terms of the MIBP.

CALCULATION OF BONUS AWARDS

Following the close of the plan year, the Senior Vice President, Finance shall report to the Executive Management Committee of the Company the determination by the Audit Committee of the EPS attained for that plan year.  He shall also report on the bonus awards for each participant under this MIBP, calculated in accordance with this MIBP.

Eligible Participants in this MIBP shall be subject to having satisfied the criteria of Section III hereof.

The calculation of the Company financial performance rating shall be applied to bonus awards payable to eligible participants in this MIBP according to the formula set forth in Section VI hereof.

The Company’s Budgeted EPS performance shall comprise 100% of the bonus awards for which the Executive Chairman and the Vice Chairman and Chief Executive Officer shall be eligible under this MIBP.

Notwithstanding anything to the contrary contained in this MIBP, the total bonus awards paid under the aggregate of this MIBP and the Management Incentive Bonus Program for Corporate Non-Executive Officers and Corporate Staff shall be limited to 10% of the consolidated pre-tax earnings from continuing operations before deduction for such bonuses.

In those instances when the percentage cap impacts the total bonuses to be paid under the aggregate of this MIBP and the Management Incentive Bonus Program for Corporate Non-Executive Officers and Corporate Staff, the bonus recommendations will be calculated without regard to the cap and then be reduced by a uniform percentage factor in order to comply with the cap set forth in 5 above.  For example, if the total bonuses without the cap would be $800,000 and with the cap it is $600,000, the uniform factor is 75%.

LEVELS OF BONUS AWARDS

There are three bonus levels available under this MIBP to Corporate Executive Officers:  the “Minimum” bonus level (attainment of 85% of Budgeted EPS), “Par” bonus level (attainment of 100% of Budgeted EPS) and “Outstanding” bonus level (attainment of 150% of Budgeted EPS).  The percentages of base salary payable as bonuses, subject to the overall limitation set forth in Section V. E above, to Corporate Executive Officers under this MIBP are determined by the level of Budgeted EPS attained by the Company (as set forth in the following chart):

Corporate Executive Officers Chart -- Potential Payout Levels
(Subject to the Note Immediately Below this Chart)

PARTICIPANTS	BELOW 85% OF BUDGETED EPS	MINIMUM COMPANY FINANCIAL PERFORMANCE (85% OF BUDGETED EPS)	PAR COMPANY FINANCIAL PERFORMANCE (100% OF BUDGETED EPS)	OUTSTANDING COMPANY FINANCIAL PERFORMANCE (150% OF BUDGETED EPS)
Executive Chairman	0	32.5%	65.0%	97.5%
Vice Chairman and Chief Executive Officer	0	25.0%	50.0%	85.0%

Note:   As stated in Section V. E. above,the total bonuses paid under the aggregate of this MIBP and the Management Incentive Bonus Program for Corporate Non-Executive Officers and Corporate Staff shall be limited to 10% of the consolidated pre-tax earnings from continuing operations of the Company before deduction for such bonuses.

Further Note: Numbers are to be interpolated between categories on a straight-line basis (i.e., if the results fall midway between minimum and par, bonus percentage equal to the arithmetic midpoint will be awarded).

APPROVAL OF BONUS AWARDS

The Compensation Committee shall review and certify to the Board of Directors, for its approval, proposed bonus awards for all Corporate Executive Officers.

PAYOUT OF BONUS AWARDS

Bonus awards for performance in the previous plan year shall be paid after the Company’s financial statements have been finalized and the Audit Committee has concluded its determinations on the subject.

IX.       MAXIMUM BONUS AWARD

Anything in this MIBP to the contrary notwithstanding, the maximum bonus award that may be paid to any participant for any calendar year shall be $2 million.

X.         DEFINITIONS

For purposes of this MIBP, the following definitions shall apply:

A participant shall be deemed to have a “Disability” if the participant has applied for and is receiving benefits under the federal Social Security Act or under a Company-sponsored long-term disability plan.

“Retirement” means the termination of the participant’s employment either (i) on or after attainment of age 55 and completion of 5 full years of service with the Company and its subsidiaries or (ii) on or after attainment of age 65.

“Cause” means (i) action by the participant involving fraud, theft, embezzlement or similar dishonest conduct towards the Company, (ii) conviction of a felony (including, without limitation, any violation of the Foreign Corrupt Practices Act), whether or not job-related, (iii) conduct in the performance of the participant’s employment which the participant knows or should (either as a result of a prior written warning by the Company or the flagrant nature of the conduct) know violates applicable law or causes the Company to violate applicable law in a material way, including without limitation state, federal or other public procurement regulations, (iv) any personal misconduct by the participant which causes the Company to violate any state or federal law relating to the workplace environment (including, without limitation, laws relating to sexual harassment or age, sex or other prohibited discrimination) or any material violation by the participant of any written policy of the Company or any successor entity adopted in respect of any of the foregoing, (v) the participant’s habitual drunkenness or any substance abuse which affects the performance of the participant’s job responsibilities (vi) the participant’s conviction for illegal use of drugs, (vii) refusal by the participant to follow any lawful written directive of the Board of Directors, provided compliance with such instructions was within the scope of the participant’s duties, or the participant otherwise refuses to perform his duties (viii) gross negligence in the performance of participant’s job responsibilities, (ix) violation by the participant of the confidentiality or non-competition provisions of the Company, or (x) any other material violation by the  participant of his Employment Agreement, if any.

XI.      AMENDMENTS

This MIBP may not be substantively amended except with the approval of a majority of the shareholders of the Company.  Notwithstanding the foregoing, this MIBP may be amended so as to be more restrictive (but not less restrictive), or simply as to form, by the Board of Directors of the Company.

XII.      NO CREATION OF RIGHTS

This MIBP shall neither create any right to a bonus payment or future participation therein for any employee, nor limit the right of the Company to modify, amend or rescind this MIBP (subject to Section XI above) for any subsequent plan year.  Nor shall this MIBP be construed as creating any right to employment or continued employment on the part of any person.

XIII.     ADMINISTRATION

The MIBP shall be administered by the Compensation Committee, which shall consist of two or more members of the Board of Directors of the Company, all of whom shall be “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.  Subject to the provisions of the MIBP, the Compensation Committee shall have full and final authority in its discretion (i) to determine the senior corporate officers (other than those specifically identified in Section II) who are eligible to participate in the MIBP, (ii) to determine whether the performance goals were met with respect to the bonus for a calendar year, (iii) to adopt, amend and rescind such rules and regulations as the Compensation Committee deems advisable in the administration of the MIBP, (iv) to construe and interpret the MIBP and the rules and regulations adopted thereunder, and (v) to make all other determinations deemed necessary or desirable for the administration of the MIBP.  The Compensation Committee shall have no discretion under the MIBP to increase the amount of the bonus award that would otherwise be due upon attainment of the applicable performance goal.

XIV.     TAXES

The Company is authorized to withhold amounts of withholding and other taxes due in connection with the payment of any bonus under the MIBP.

XV.      GOVERNING LAW

The validity, construction and effect of the MIBP and any rules and regulations relating to the MIBP shall be construed and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.